Exhibit 99.1

Transax International Limited 8th Floor | 5201 Blue Lagoon Drive | Miami | FL | 33126 | USA Tel : +1 305.629.3090 | Fax : +1 305.629.3092

Transax International Signs $5.9 Million Letter of Intent to Sell
MedLink Subsidiary and Related Intellectual Property

Transax to Retain IP Rights for the USA market

Company Significantly Increases Cash Position, To Eliminate Outstanding Debt

MIAMI, FL, January 19, 2007 - Transax International Limited (Transax) (OTCBB: TNSX), a network solutions company for healthcare providers and health insurance companies, today announced that it has signed a Letter of Intent with CBGS – Gestão e Processamento de Infomacões de Saúde Ltda. (“CBGS”) to sell its wholly owned Brazil subsidiary Medlink Conectividade em Saúde Ltda. (“Medlink”) and related intellectual property held by its subsidiary Medlink Technologies Inc for 12.625 million Brazilian Reais (U.S. $5.9 million).

CBGS is a company created to provide technology services to companies operating in the health sector in Brazil. CBGS is a subsidiary of Companhia Brasileira de Meios de Pagamento (“CBMP”). CBMP is the leading credit card payment processor in Brazil.

Under specific terms of the Letter of Intent CBGS will pay all cash and retain operating control of Medlink’s assets and intellectual property rights in Brazil. The transaction is subject to operating, financial and legal due diligence any closing balance sheet adjustments and signing of definitive agreements which both parties anticipate completing by February 28, 2007.

Stephen Walters, President & CEO of Transax, commented, “We are pleased to have been able to reach an agreement with CBGS in monetizing our Brazilian operations. Transax will continue to retain certain licensing rights outside of Latin America and IP rights for the USA market at no cost. This transaction will also significantly strengthen our Balance Sheet. As a result we intend to pay off all outstanding debts, including the $1.6 million preferred equity investment by Cornell Capital, as well as drastically increasing our cash position. Additionally, we will evaluate future business opportunities and update investors as warranted.”

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About Transax International Limited

Transax is an emerging network solutions provider for the healthcare sector. Utilizing its proprietary MedLink(TM) technology, Transax provides a service similar to credit card processing for the health insurance and providers industries. A Transax transaction consists of: approving eligibility, authorization, auto-adjudication of the health claim and generating the claim payable files -- provided instantaneously in “real time” -- regardless of method of claim generation.

Transax’s solutions have been proven to significantly decrease health insurance claim expenditures and healthcare provider costs. Based in Miami, Fl, Transax maintains a major operations office in Rio de Janeiro, Brazil with approximately 36 staff. The Company has contracts in place with major health insurers in Brazil for up to 2,500,000 transactions per month and currently undertakes approximately 700,000 transactions per month, for which Transax receives approximately $0.55 cents per transaction.

About CBGS – Gestão e Processamento de Infomacões de Saúde Ltda.

CBGS is a company founded in 2006 by Companhia Brasileira de Meios de Pagamento (“CBMP”) with the objective to explore technology services to companies operating in the health sector. CBMP is owned by a consortium of Brazilian banks and is the leading credit card processor in Brazil.

Contacts:	David Sasso

Vice President - Investor Relations & Corporate Communications

305.629.3090

dsasso@transax.com

http://www.transax.com

Andrew Barwicki

Tel: 516-662-9461

SAFE HARBOR STATEMENT: “THIS NEWS RELEASE MAY INCLUDE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE UNITED STATES SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, WITH RESPECT TO ACHIEVING CORPORATE OBJECTIVES, DEVELOPING ADDITIONAL PROJECT INTERESTS, THE COMPANY’S ANALYSIS OF OPPORTUNITIES IN THE ACQUISITION AND DEVELOPMENT OF VARIOUS PROJECT INTERESTS AND CERTAIN OTHER MATTERS. THESE STATEMENTS ARE MADE UNDER THE “SAFE HARBOR” PROVISIONS OF THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND INVOLVE RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.”